AMENDMENT NO. 2 TO

CIENA CORPORATION 2017 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 2 (this “Amendment”) to the Ciena Corporation 2017 Omnibus Incentive Plan (the “Plan”), which (i) increases the number of shares available for issuance under the Plan by ten million, one hundred thousand (10,100,000) shares and (ii) to increase the recoupment period for misconduct relating to accounting restatements from 12 months to three years, was adopted by the Board of Directors of Ciena Corporation (the “Company”) on December 5, 2023, and is effective as of March 21, 2024, the date upon which the Amendment received approval of the stockholders of the Company.

1.	The Plan is hereby amended by deleting Section 3.4 and replacing it in its entirety as follows:
“3.4 Forfeiture; Recoupment.

The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. In addition, the Company may terminate and cause the forfeiture of an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and any Grantee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the three-year period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in this Plan or an Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (A) the Company’s Executive Compensation Clawback Policy or any other Company or Affiliate “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of Applicable Law, or (B) any Applicable Law that imposes mandatory recoupment, under circumstances set forth in such Applicable Law.”

2.	The Plan is hereby amended by deleting Section 4.1 and replacing it in its entirety as follows:
“4.1. Number of Shares Available for Awards.

Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Section 4.2, and subject to adjustment pursuant to Section 15, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to the sum of (a) thirty-one million, two hundred thousand (31,200,000) shares of Stock, plus (b) the number of shares of Stock available for future awards under the 2008 Plan as of the Effective Date, plus (c) the number of shares of Stock related to awards outstanding under the Prior Plans as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Stock (collectively, and in the aggregate, the “Authorized Share Amount”), all of which may be granted as Incentive Stock Options. Stock issued or to be issued under the Plan shall be authorized but unissued shares, or to the extent permitted by Applicable Law, issued shares that have been reacquired by the Company.”

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To record adoption of the Amendment of the Plan by the Board as of December 5, 2023, and approval of the Amendment by the stockholders on March 21, 2024, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION
By:
	Name:	/S/ Sheela Kosaraju
	Title:	SVP, General Counsel and Assistant Secretary
	Date:	Date: March 25, 2024